Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Air Products Reports Fiscal 2009 Third Quarter Earnings
Access the Q3 earnings teleconference scheduled for 10:00 a.m. Eastern Time on July 22 by calling 719-325-4770 and entering passcode 3814248, or listen on the Web at: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.
LEHIGH VALLEY, Pa. (July 22, 2009) — Air Products (NYSE:APD) today reported income from continuing operations of $115 million, or diluted earnings per share (EPS) from continuing operations of $0.54, for its fiscal third quarter ended June 30, 2009. These results included charges of $110 million, or $0.51 per share, for the company’s global cost reduction plan, a customer bankruptcy and other asset actions, and a pension settlement.
Excluding the impact of these items, income from continuing operations was $225 million and diluted EPS was $1.05, down 24 and 22 percent, respectively, compared with the prior year.
Approximately three-quarters of the fiscal third quarter global cost reduction plan is for severance and pension costs related to the elimination of approximately 1,150 positions from the company’s global workforce. These reductions are targeted at continued cost and productivity efforts, including closure of certain manufacturing facilities. The remainder is for a write-down of certain assets held for sale to net realizable value.
The global cost reduction plan is expected to reduce fixed costs by approximately $30 million in fiscal 2010, with annual benefits of $50 million in fiscal 2011 and beyond.
The discussion of third quarter results in this release is based on non-GAAP comparisons. It excludes the impacts of the above items. A reconciliation can be found at the end of this release.*
Third quarter revenues of $1,976 million decreased 28 percent from the prior year on weaker volumes, lower energy and raw material cost pass-throughs, and unfavorable currency. Underlying sales were down 11 percent. Operating income of $308 million declined 22 percent from the prior year on weaker volumes and unfavorable currency impacts, partially offset by lower operating and overhead costs.
John McGlade, chairman, president and chief executive officer, said, “While we are still seeing the impact of the global recession on our volumes, we’ve seen signs of improvement during this quarter in some of our end markets, particularly in Electronics and Asia. The productivity and continuous improvement efforts of our employees are having an impact, as margins improved substantially both sequentially and versus prior year.”
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Third Quarter Segment Performance
•	Merchant Gases sales of $883 million declined 19 percent from the prior year on weaker volumes across manufacturing end-markets globally and unfavorable currency, partially offset by favorable pricing. Operating income of $169 million declined 17 percent from the prior year on weaker volumes and unfavorable currency, partially offset by favorable pricing and cost performance.

•	Tonnage Gases sales of $565 million were down 42 percent from the prior year, principally on lower energy and raw material cost pass-throughs, and to a lesser extent, weaker volumes in steel and chemical end-markets and unfavorable currency. Operating income of $88 million decreased 30 percent on weak volumes, customer outages, lower operating efficiencies, and unfavorable currency.

•	Electronics and Performance Materials sales of $409 million declined 29 percent and operating income of $39 million decreased 45 percent from the prior year on significantly lower volumes. While Electronics sales increased 21 percent sequentially due to improved customer run rates, year-on-year sales were down 35 percent. Performance Materials volumes improved 26 percent sequentially, reflecting seasonal improvement and stronger Asian sales, but declined 23 percent from the prior year on weaker demand from coatings, autos, housing and other end markets.

•	Equipment and Energy sales of $119 million were up 12 percent over the prior year on higher air separation unit activity. Operating income of $13 million increased from the prior year on favorable cost performance.
Outlook
McGlade said, “The global recession remains challenging; however, we believe the actions we are taking to drive improvement in costs are positioning the company for continued margin improvement. We are focused on and remain committed to achieving our 17 percent margin goal.”
Air Products now expects fourth quarter EPS from continuing operations to be between $1.04 and $1.14 per share and full-year EPS from continuing operations to be between $3.95 and $4.05 per share, excluding the impact of disclosed items in the fiscal first and third quarters.
Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2008, Air Products had revenues of $10.4 billion, operations in over 40 countries, and 21,000 employees around the globe. For more information, visit www.airproducts.com.
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NOTE: The information above contains “forward-looking statements,” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including earnings guidance for the fourth quarter and full year. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this press release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, longer than anticipated delay in global economic recovery; renewed deterioration in economic and business conditions; weakening demand for the Company’s products, future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to current portfolio management and cost reduction actions; the success of implementing cost reduction programs and achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of new or changed environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting standards; and the timing and rate at which tax credits can be utilized and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2008 and Form 10-Q for the quarter ended December 31, 2008. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.
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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. Presented below is a reconciliation of reported GAAP results to non-GAAP measures.

	Continuing Operations
	Q3		Q3	Q4	YTD
	Operating	Q3	Diluted	Diluted	Diluted
	Income	Income	EPS	EPS	EPS

2009 GAAP	$143.8	$114.6	$.54
2008 GAAP	393.7	295.0	1.35

% Change GAAP	(63)%	(61)%	(60)%

2009 GAAP	$143.8	$114.6	$.54
Global cost reduction plan	124.0	84.2	.39
Customer bankruptcy and asset actions	32.1	21.0	.10
Pension settlement	8.0	5.0	.02

2009 Non-GAAP Measure	$307.9	$224.8	$1.05

% Change Non-GAAP Measure	(22)%	(24)%	(22)%

2009 Forecast GAAP				$1.04-$1.14	$2.89-$2.99
Global cost reduction plan					.94
Customer bankruptcy and asset actions					.10
Pension settlement					.02

2009 Forecast Non-GAAP Measure				$1.04-$1.14	$3.95-$4.05

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	30 June		30 June
(Millions of dollars, except for share data)	2009	2008	2009	2008

SALES	$1,976.2	$2,749.7	$6,126.9	$7,699.8
Cost of sales	1,427.5	2,041.1	4,497.1	5,666.3
Selling and administrative	232.3	284.4	709.9	815.0
Research and development	24.1	33.1	86.9	97.7
Global cost reduction plan	124.0	—	298.2	—
Customer bankruptcy	22.2	—	22.2	—
Pension settlement	8.0	1.0	8.0	28.7
Other income, net	5.7	3.6	13.7	30.6

OPERATING INCOME	143.8	393.7	518.3	1,122.7
Equity affiliates’ income	28.5	46.5	80.0	114.2
Interest expense	27.5	39.5	94.0	119.2

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND MINORITY INTEREST	144.8	400.7	504.3	1,117.7
Income tax provision	25.4	98.1	99.0	282.4
Minority interest in earnings of subsidiary companies	4.8	7.6	11.4	18.2

INCOME FROM CONTINUING OPERATIONS	114.6	295.0	393.9	817.1
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(1.4)	(224.9)	(6.5)	(169.0)

NET INCOME	$113.2	$70.1	$387.4	$648.1

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$.55	$1.40	$1.88	$3.84
Loss from discontinued operations	(.01)	(1.07)	(.03)	(.79)

Net Income	$.54	$.33	$1.85	$3.05

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$.54	$1.35	$1.85	$3.72
Loss from discontinued operations	(.01)	(1.03)	(.03)	(.77)

Net Income	$.53	$.32	$1.82	$2.95

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	209.8	211.2	209.6	212.8

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	214.0	218.2	212.8	219.9

DIVIDENDS DECLARED PER COMMON SHARE — Cash	$.45	$.44	$1.34	$1.26

Other Data from Continuing Operations:
Depreciation and amortization	$217.1	$219.7	$614.8	$647.8
Capital expenditures on a non-GAAP Basis (a)	356.1	309.0	1,041.8	948.3

(a)	See page 13 for reconciliation.
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 June	30 September
(Millions of dollars)	2009	2008

ASSETS

CURRENT ASSETS
Cash and cash items	$70.3	$103.5
Trade receivables, less allowances for doubtful accounts	1,332.6	1,575.2
Inventories	495.8	503.7
Contracts in progress, less progress billings	115.3	152.0
Prepaid expenses	96.0	107.7
Other receivables and current assets	445.6	349.4
Current assets of discontinued operations	15.5	56.6

TOTAL CURRENT ASSETS	2,571.1	2,848.1

INVESTMENT IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	820.6	822.6
PLANT AND EQUIPMENT, at cost	15,254.7	14,988.6
Less accumulated depreciation	8,579.7	8,373.8

PLANT AND EQUIPMENT, net	6,675.0	6,614.8

GOODWILL	872.7	928.1
INTANGIBLE ASSETS, net	251.4	289.6
NONCURRENT CAPITAL LEASE RECEIVABLES	569.4	505.3
OTHER NONCURRENT ASSETS	478.9	504.1
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	4.4	58.7

TOTAL ASSETS	$12,243.5	$12,571.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,299.7	$1,665.6
Accrued income taxes	84.7	87.0
Short-term borrowings	385.6	419.3
Current portion of long-term debt	3.8	32.1
Current liabilities of discontinued operations	19.0	8.0

TOTAL CURRENT LIABILITIES	1,792.8	2,212.0

LONG-TERM DEBT	3,755.8	3,515.4
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	1,040.7	1,049.2
DEFERRED INCOME TAXES	591.0	626.6
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	.3	1.2

TOTAL LIABILITIES	7,180.6	7,404.4

MINORITY INTEREST IN SUBSIDIARY COMPANIES	134.6	136.2

TOTAL SHAREHOLDERS’ EQUITY	4,928.3	5,030.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,243.5	$12,571.3

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	30 June
(Millions of dollars)	2009	2008

OPERATING ACTIVITIES
Net income	$387.4	$648.1
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	614.8	647.8
Impairment of assets of continuing operations	67.7	—
Impairment of assets of discontinued operations	48.7	314.8
Loss (gain) on sale of discontinued operations	.6	(119.5)
Deferred income taxes	(41.6)	(69.6)
Customer bankruptcy	22.2	—
Undistributed earnings of unconsolidated affiliates	(45.5)	(59.6)
Loss (gain) on sale of assets and investments	7.0	(.4)
Share-based compensation	45.1	47.1
Noncurrent capital lease receivables	(74.9)	(160.5)
Other adjustments	(38.5)	82.7
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	160.0	(195.9)
Inventories	(10.8)	(39.5)
Contracts in progress	29.8	84.8
Other receivables	16.1	(3.7)
Payables and accrued liabilities	(313.2)	(20.7)
Other working capital	(17.7)	(26.4)

CASH PROVIDED BY OPERATING ACTIVITIES (a)	857.2	1,129.5

INVESTING ACTIVITIES
Additions to plant and equipment	(899.3)	(791.4)
Acquisitions, less cash acquired	(29.8)	(2.0)
Investment in and advances to unconsolidated affiliates	(1.1)	(1.8)
Proceeds from sale of assets and investments	30.1	18.4
Proceeds from sale of discontinued operations	39.0	419.5
Change in restricted cash	82.2	(135.6)
Other investing activities	—	(17.8)

CASH USED FOR INVESTING ACTIVITIES	(778.9)	(510.7)

FINANCING ACTIVITIES
Long-term debt proceeds	120.9	479.8
Payments on long-term debt	(70.0)	(96.7)
Net increase (decrease) in commercial paper and short-term borrowings	99.2	(236.0)
Dividends paid to shareholders	(278.8)	(256.1)
Purchase of treasury stock	—	(560.2)
Proceeds from stock option exercises	14.9	80.9
Excess tax benefit from share-based compensation/other	4.1	50.1

CASH USED FOR FINANCING ACTIVITIES	(109.7)	(538.2)

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited)

	Nine Months Ended
	30 June
(Millions of dollars)	2009	2008

Effect of Exchange Rate Changes on Cash	(1.8)	5.1

(Decrease) increase in Cash and Cash Items	(33.2)	85.7
Cash and Cash Items — Beginning of Year	103.5	40.5

Cash and Cash Items — End of Period	$70.3	$126.2

(a) Pension plan contributions	$169.5	$123.0
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars)
1. GLOBAL COST REDUCTION PLAN
Third Quarter 2009
During the third quarter ended 30 June 2009, due to the continuing slow economic recovery, the Company committed to additional actions associated with its global cost reduction plan which resulted in a charge to continuing operations of $124.0 ($84.2 after-tax, or $.39 per share).
This charge included $90.0 for severance and other benefits, including pension-related costs, associated with the elimination of approximately 1,150 positions of its global workforce. The reductions are targeted at continued cost reduction and productivity efforts, including the closure of certain manufacturing facilities. An impairment charge of $34.0 was recorded to write-down certain assets held for sale to net realizable value.
The planned actions associated with the third quarter charge are expected to be substantially completed by the end of the third quarter of fiscal year 2010.
First Quarter 2009
During the first quarter ended 31 December 2008, the Company announced a global cost reduction plan designed to lower its cost structure and better align its businesses to reflect rapidly declining economic conditions around the world. The results from continuing operations in the first quarter included a charge of $174.2 ($116.1 after-tax, or $.55 per share).
This charge included $120.0 for severance and pension-related costs, associated with eliminating approximately 1,400 positions from its global workforce. The reductions are targeted at reducing overhead and infrastructure costs, reducing and refocusing elements of the Company’s technology and business development spending, and lowering its plant operating costs. The remainder of this charge, $54.2, was for business exits and asset management actions. Assets held for sale were written down to net realizable value and an environmental liability of $16.0 was recognized. This environmental liability resulted from a decision to sell a production facility.
The planned actions associated with the first quarter 2009 charge are expected to be substantially completed by the end of the first quarter of fiscal year 2010.
2. DISCONTINUED OPERATIONS
The U.S. Healthcare business, Polymer Emulsions business, and the High Purity Process Chemicals (HPPC) business have been accounted for as discontinued operations. The results of operations of these businesses have been removed from the results of continuing operations for all periods presented.
For additional historical information on these discontinued operations, refer to the Company’s 2008 annual report on Form 10-K.
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U.S. Healthcare
In July 2008, the Board of Directors authorized management to pursue the sale of the U.S. Healthcare business. In 2008, the Company recorded a total charge of $329.2 ($246.2 after-tax, or $1.12 per share) related to the impairment/write-down of the net carrying value of the U.S. Healthcare business.
In the first quarter of 2009, based on additional facts, the Company recorded an impairment charge of $48.7 ($30.9 after-tax, or $.15 per share) reflecting a revision in the estimated net realizable value of the U.S. Healthcare business. Also, a tax benefit of $8.8, or $.04 per share, was recorded to revise the estimated tax benefit related to previously recognized impairment charges.
As a result of events which occurred during the second quarter of 2009, which increased the Company’s ability to realize tax benefits associated with the impairment charges recorded in 2008, the Company recognized a one-time tax benefit of $16.7, or $.08 per share.
During the third quarter of 2009, the Company sold more than half of its remaining U.S. Healthcare business to OptionCare Enterprises, Inc., a subsidiary of Walgreen Co., and Landauer-Metropolitan, Inc. (LMI) for cash proceeds of $38.1. The Company recognized an after-tax gain of $.3 resulting from these sales combined with adjustments to the net realizable value of the remaining businesses. The Company expects to conclude the sale of the remaining portions of this business in 2009.
The operating results of the U.S. Healthcare business have been classified as discontinued operations and are summarized below:

	Three Months Ended		Nine Months Ended
	30 June		30 June
	2009	2008	2009	2008

Sales	$25.2	$58.3	$117.3	$187.1

Loss before taxes	$(3.4)	$(326.2)	$(3.2)	$(345.4)
Income tax benefit	(1.3)	(82.0)	(1.2)	(89.3)

Loss from operations of discontinued operations	$(2.1)	$(244.2)	$(2.0)	$(256.1)
Income (loss) on sale of businesses and impairment/write-down to estimated net realizable value, net of tax	.3	—	(4.8)	—

Loss from discontinued operations, net of tax	$(1.8)	$(244.2)	$(6.8)	$(256.1)

Polymer Emulsions Business
On 31 January 2008, the Company sold its Polymer Emulsions business to Wacker Chemie AG, its long-time joint venture partner. The Company recognized a gain on the sale of $89.5 ($57.7 after-tax).
On 30 June 2008, the Company sold its Elkton, Md. and Piedmont, S.C. production facilities and the related North American atmospheric emulsions and global pressure sensitive adhesives businesses to Ashland Inc. The Company recorded a gain of $30.5 ($18.5 after-tax) in connection with the sale, which included the recording of a retained environmental obligation associated with the Piedmont site. The sale of the Elkton and Piedmont facilities completed the disposal of the Company’s Polymer Emulsions business.
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The operating results of the Polymer Emulsions business have been classified as discontinued operations and are summarized below:

	Three Months Ended		Nine Months Ended
	30 June		30 June
	2009	2008	2009	2008

Sales	$—	$31.4	$—	$261.4

Income before taxes	$—	$1.9	$—	$17.5
Income tax provision	—	.8	—	6.3

Income from operations of discontinued operations	$—	$1.1	$—	$11.2
Gain on sale of business, net of tax	.4	18.5	.4	76.2

Income from discontinued operations, net of tax	$.4	$19.6	$.4	$87.4

HPPC Business
In the first quarter of 2008, the HPPC business generated sales of $22.9 and income from operations, net of tax, of $.2. The Company closed on the sale of its HPPC business on 31 December 2007.
3. CUSTOMER BANKRUPTCY AND ASSET ACTIONS
As a result of events which occurred during the third quarter of 2009, the Company recognized a $22.2 charge primarily for the write-off of certain receivables due to a customer bankruptcy. This customer, who principally receives product from the Tonnage Gases segment, began operating under Chapter 11 bankruptcy protection on 6 January 2009. Sales and operating income associated with this customer are not material to the Tonnage Gases segment’s results. At 30 June 2009, the Company had remaining outstanding receivables with the customer of $16.4. At the present time, the Company does not expect to recognize additional charges related to this customer.
Additionally, the Company recorded a charge of $9.9 for other asset actions which consisted of the closure of certain manufacturing facilities. This charge was reflected in cost of sales on the consolidated income statement. The customer bankruptcy charge combined with this asset write-down resulted in a total charge of $32.1 ($21.0 after-tax, or $.10 per share).
4. PENSION SETTLEMENT
The Company’s supplemental pension plan provides for a lump sum benefit payment option at the time of retirement, or for corporate officers six months after the participant’s retirement date. The Company recognizes pension settlements when payments exceed the sum of service and interest cost components of net periodic pension cost of the plan for the fiscal year. A settlement loss is recognized when the pension obligation is settled. Based on the timing of when cash payments were made, the Company recognized an $8.0 ($5.0 after-tax, or $.02 per share) charge in the third quarter of 2009. An additional $2 to $3 for settlement losses is expected to be recognized in the fourth quarter of 2009. For the three and nine months ended 30 June 2008, the Company recognized $1.0 and $28.7 ($17.9 after-tax, or $.08 per share) of settlement charges, respectively.
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5. SUMMARY BY BUSINESS SEGMENT

	Three Months Ended		Nine Months Ended
	30 June		30 June
(Millions of dollars)	2009	2008	2009	2008

Revenues from External Customers
Merchant Gases	$882.6	$1,087.3	$2,678.2	$3,097.7
Tonnage Gases	565.0	975.8	1,933.6	2,634.1
Electronics and Performance Materials	409.2	579.7	1,148.0	1,656.1
Equipment and Energy	119.4	106.9	367.1	311.9

Segment and Consolidated Totals	$1,976.2	$2,749.7	$6,126.9	$7,699.8

Operating Income
Merchant Gases	$168.8	$204.3	$495.5	$593.3
Tonnage Gases	87.6	125.5	294.4	347.7
Electronics and Performance Materials	39.0	70.4	52.5	204.0
Equipment and Energy	13.1	4.0	36.4	23.3

Segment Totals	$308.5	$404.2	$878.8	$1,168.3
Global cost reduction plan	(124.0)	—	(298.2)	—
Customer bankruptcy and asset actions	(32.1)	—	(32.1)	—
Pension settlement	(8.0)	(1.0)	(8.0)	(28.7)
Other	(.6)	(9.5)	(22.2)	(16.9)

Consolidated Totals	$143.8	$393.7	$518.3	$1,122.7

			30 June	30 September
(Millions of dollars)			2009	2008

Identifiable Assets (a)
Merchant Gases			$4,729.6	$4,881.6
Tonnage Gases			3,398.0	3,335.4
Electronics and Performance Materials			2,205.2	2,341.0
Equipment and Energy			304.6	300.2

Segment Totals			10,637.4	10,858.2
Other			765.6	775.2
Discontinued Operations			19.9	115.3

Consolidated Totals			$11,422.9	$11,748.7

(a)	Identifiable assets are equal to total assets less investments in and advances to equity affiliates.
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RECONCILIATION
NON-GAAP MEASURE
The Company utilizes a non-GAAP measure in the computation of capital expenditures and includes spending associated with facilities accounted for as capital leases. Certain facilities that are built to service a specific customer are accounted for as capital leases in accordance with EITF No. 01-08, “Determining Whether an Arrangement Contains a Lease,” and such spending is reflected as a use of cash within cash provided by operating activities. The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which the Company’s management uses internally to evaluate and manage the Company’s capital expenditures.
Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended		Nine Months Ended
	30 June		30 June
(Millions of dollars)	2009	2008	2009	2008

Capital expenditures — GAAP basis	$312.7	$272.4	$930.2	$795.2
Capital lease expenditures under EITF No. 01-08	43.4	36.6	111.6	153.1

Capital expenditures — non-GAAP basis	$356.1	$309.0	$1,041.8	$948.3

# # #
Media Inquiries:
Betsy Klebe, tel: (610) 481-4697; e-mail: klebeel@airproducts.com.
Investor Inquiries:
Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.